Exhibit 99.1

ENERGY FOCUS, INC. REPORTS THIRD QUARTER 2012 RESULTS

SOLON, Ohio, November 14, 2012 -- Energy Focus, Inc. (OTC BB: EFOI) today announced financial results for the third quarter ended September 30, 2012.

Financial results for the third quarter of 2012 include the following:

•	Net sales were $7.9 million compared to $6.0 million for the third quarter of 2011.
•	Gross margins improved to 24.8 percent of net sales compared to 20.1 percent of net sales for the third quarter of 2011.
•	The net loss of $0.9 million improved $0.5 million compared to the third quarter’s 2011 net loss of $1.5 million on $1.9 million higher sales.

Net sales increased 31 percent during the third quarter of 2012 as compared to the prior year’s third quarter primarily as a result of 45 percent higher sales from our Products business.  Net sales increased in both the pool and commercial division, as well as in our government products and R&D services division.  Net sales from our Solutions business increased 3 percent.

Joe Kaveski, Chief Executive Officer, commented, “Although sales increased from the prior year’s third quarter, sales fell short of our guidance of $9.5 million to $10.5 million.  The sales shortfall occurred principally in our SRC business where large contracts which we were expecting to receive earlier in the third quarter slipped, pushing portions of the revenues from these contracts out to the fourth quarter. However, the good news is that our SRC business has received $6.9 million of new contracts secured from the last week of September through today. These contracts (which are described in greater detail in today’s companion press release) and additional contracts we expect to receive in our fourth quarter will lead to year over year sales growth.  Moreover, we are encouraged by our greatly expanded proposal pipeline which we expect will lead to further sales growth in 2013.”

The Company expects sales for the fourth quarter to range between $9.0 million and $10.5 million.

Energy Focus, Inc. will host a conference call on Wednesday, November 14, 2012, at 4:30 p.m. EST (1:30 p.m. PST) to review the third quarter of 2012 financial results, followed by a Q & A session.  The call can be accessed by dialing 1-877-879-6217 (US and Canada) or 1-913-312-0982 (International/Local).  The conference ID number is 9821408.  Participants are asked to call the assigned number approximately 10 minutes before the conference call begins.

A recording of the conference call will be available through the investor relations section of the Company’s web site at http://www.energyfocusinc.com/investors/events/category/investors starting November 14, 2012, and will remain available for 3 months.

Forward Looking Statements

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  For more information about potential factors that could affect the financial results of Energy Focus, please refer to the Company’s SEC reports, including its Annual Reports on Form 10-K and its quarterly reports on Form 10-Q.  These forward-looking statements speak only as of the date hereof.  Energy Focus disclaims any intention or obligation to update or revise any forward-looking statements.

About Energy Focus, Inc.

Energy Focus, Inc. is a leading provider of energy efficient LED lighting products, turnkey energy efficient lighting solutions and a developer of energy efficient lighting technology holding 75 lighting patents. Our solutions provide energy savings, aesthetics, safety and maintenance cost benefits over conventional lighting.  Our long-standing relationship with the U.S. Government includes numerous research and development projects for the DOE and DARPA, creating energy efficient LED lighting systems for the U.S. Navy fleet.

Customers include national, state and local U.S. government agencies as well as Fortune 500 companies, the U.S. Navy, swimming pool builders and many others.  Company headquarters are located in Solon, OH, with additional offices in Nashville, TN, Pleasanton, CA, and the United Kingdom.  For more information, see our web site at www.energyfocusinc.com.

Media Contact:
Energy Focus, Inc.
Public Relations Office
(440) 715-1295
pr@energyfocusinc.com

Investor Contact:
Brion Tanous
CleanTech IR, Inc.
(310) 541-6824
btanous@cleantech-ir.com

ENERGY FOCUS, INC.
CONSOLIDATED BALANCE SHEETS
(amounts in thousands except share and per share amounts)

	September 30,	December 31,
	2012	2011
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$380	$2,136
Trade accounts receivable less allowances of $321 and $447, respectively	4,193	2,738
Retainage receivable	91	474
Inventories, net	2,364	2,429
Costs in excess of billings	45	171
Prepaid and other current assets	1,226	881
Total current assets	8,299	8,829

Property and equipment, net	1,787	2,105
Goodwill	672	672
Intangible assets, net	713	1,027
Collateralized assets	1,000	1,000
Other assets	86	145
Total assets	$12,557	$13,778

LIABILITIES
Current liabilities:
Accounts payable	$3,591	$5,653
Accrued liabilities	3,045	1,995
Deferred revenue	539	1,373
Billings in excess of costs	221	154
Credit line borrowings	1,330	701
Current maturities of long-term debt	731	855
Total current liabilities	9,457	10,731

Other liabilities	31	71
Acquisition-related contingent liabilities	-	553
Long-term debt	307	955
Total liabilities	9,795	12,310

SHAREHOLDERS' EQUITY
Preferred stock, par value $0.0001 per share: Authorized: 2,000,000 shares in 2012 and 2011 Issued and outstanding: no shares in 2012 and 2011	-	-
Common stock, par value $0.0001 per share: Authorized: 100,000,000 shares in 2012 and 60,000,000 shares in 2011 Issued and outstanding: 44,542,000 at September 30, 2012 nd 24,913,000 at December 31, 2011	4	1
Additional paid-in capital	80,911	75,962
Accumulated other comprehensive income	457	420
Accumulated deficit	(78,610)	(74,915)
Total shareholders' equity	2,762	1,468
Total liabilities and shareholders' equity	$12,557	$13,778

ENERGY FOCUS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011

Net sales	$7,904	$6,046	$20,878	$19,699
Cost of sales	5,945	4,831	16,430	15,777
Gross profit	1,959	1,215	4,448	3,922

Operating expenses:
Research and development	102	(278)	87	(144)
Sales and marketing	1,423	1,524	4,084	5,095
General and administrative	1,211	1,212	3,479	3,834
Valuation of equity instruments	-	-	-	56
Total operating expenses	2,736	2,458	7,650	8,841
Loss from operations	(777)	(1,243)	(3,202)	(4,919)

Other income (expense):
Other (expense) income	(26)	(6)	(98)	65
Interest income	-	-	1	3
Interest expense	(123)	(206)	(388)	(581)

Loss before income taxes	(926)	(1,455)	(3,687)	(5,432)

Provision for income taxes	(2)	(4)	(8)	(13)

Net loss	$(928)	$(1,459)	$(3,695)	$(5,445)

Net loss per share - basic and diluted	$(0.02)	$(0.06)	$(0.09)	$(0.22)

Shares used in computing net loss per share - basic and diluted	44,542	24,845	40,241	24,610